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                                                                Exhibit 4.07(d)





                               FNC HOLDINGS INC.
                              NOTICE OF REDEMPTION
                 WITH RESPECT TO 11-1/2% SENIOR NOTES DUE 2002

                             CUSIP NO. 370-064-AK3*
                                                               February 26, 1998

To: Holders of 11-1/2% Senior Notes Due 2002 of
     FNC Holdings Inc. (formerly
     General Host Corporation)

Dear Noteholder:

     As you may be aware, on February 18, 1998, General Host Corporation changed its name to FNC Holdings Inc. (the "Company"). Pursuant to Section
4.05 of the Indenture dated as of February 28, 1992 (as supplemented to date, the "Indenture"; capitalized terms not defined herein are used herein as therein defined), among the Company, certain subsidiaries of the Company and Bankers Trust Company, as trustee (the "Trustee"), with respect to the Company's 11-1/2% Senior Notes Due 2002 (the "Senior Notes"), the Company is hereby giving notice that, pursuant to Article Four of the Indenture, the Senior Notes will be redeemed (the "Redemption") by the Company on March 30, 1998 (the "Redemption Date"). The Redemption has been approved by the Company's Board of Directors in accordance with the terms of the Indenture.

           Holders of Senior Notes should note the following:

      1.   The Redemption Date will be Monday, March 30, 1998.

      2. The redemption price will be $1,036.00 for each $1,000 of principal amount of Senior Notes redeemed (the "Redemption Price"), which price includes a 3.6% redemption premium pursuant to the Indenture, plus interest accrued thereon to the Redemption Date (calculated on the basis of a 360-day year of twelve 30-day months, in accordance with Section 3.10 of the Indenture). The amount of accrued interest at the Redemption Date will be $14.375 per $1,000.00 of principal amount of Senior Notes redeemed.

      3. On the Redemption Date, the Redemption Price and such accrued interest will become due and payable upon all Senior Notes, and interest thereon will cease to accrue on and after that date (unless the foregoing amounts are not paid to the paying agent on such Redemption Date as provided in the Indenture).

      4. Senior Notes must be surrendered in order to receive payment of the Redemption Price and accrued interest, accompanied by appropriate documentation, to Bankers Trust Company, Corporate Trust & Agency Group, as registrar and paying agent, at one of the following locations:

                                                                        By Courier or
            By Hand:                        By Mail:                 Overnight Delivery:
---------------------------------  ---------------------------  ------------------------------
      Bankers Trust Company        BT Services Tennessee, Inc.     BT Services Tennessee, Inc.
 Corporate Trust & Agency Group    Corporate Trust & Agency      Corporate Trust & Agency Group
     Securities Payment Unit                Group                    Securities Payment Unit
123 Washington Street - 1st Floor   Securities Payment Unit        648 Grassmere Park Road
    New York, New York 10006           P.O. Box 292737            Nashville, Tennessee 37211
                                    Nashville, Tennessee
                                       37229-2737

                        DO NOT SEND NOTES TO THE COMPANY

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     If you have any questions regarding the foregoing, please contact the
Trustee at Bankers Trust Company, Corporate Trust & Agency Group, 4 Albany Street, New York, New York 10006, (800) 735-7777. Copies of the Indenture have been publicly filed by the Company with the Securities and Exchange Commission and may be obtained from the Commission or by contacting the Trustee.

                               Very truly yours,



                             J. Theodore Everingham
                          Vice President and Secretary





* The CUSIP number is included solely for the convenience of holders of Senior Notes. Neither the Company nor the Trustee is responsible for the selection or use of the CUSIP number, nor is any representation made as to its correctness on the Senior Notes or any redemption notice.